NEWS RELEASE for July 13, 2011

BIOLASE ANNOUNCES UNAUDITED PRELIMINARY SECOND QUARTER REVENUES
104 Percent Year-over-Year Growth; 14 Percent Growth from First Quarter;
Late Change Order and Resulting Supply Chain Delays Push $2 Million of Expected Revenues into Third
Quarter

IRVINE, CA (July 13, 2011) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today announced that, based on an unaudited preliminary assessment of its financial performance for the second quarter ended June 30, 2011, the Company expects to report net revenue of approximately $12.0 million, up 104 percent from $5.9 million in the second quarter of 2010 and up 14 percent from $10.6 million in the 2011 first quarter.  Approximately $2 million of orders received in the second quarter were unable to be shipped by June 30, 2011, primarily due to the timing of a significant change order placed by Henry Schein (NASDAQ:HSIC) and the resulting last minute delays of critical components.  Excluding royalties of $375,000 and $1.1 million in the second quarter of 2011 and 2010, respectively, this represents an increase of $6.8 million, or 142 percent, period over period.

Federico Pignatelli, Chairman and CEO, said, “Commercial activities during the quarter were on track with our quarterly and annual forecasts.  However, primarily due to the timing of a significant change from Schein on a prepaid purchase order, which occurred well into the quarter, we were unfortunately unable to obtain certain critical components in time to ship a portion of such order by June 30, 2011.  We view this as a timing issue and our overall expectations for the Company in 2011 remain unchanged.”

BIOLASE originally planned its second quarter production and organized its supply chain accordingly, anticipating that it would continue to produce iLase™ systems in order to fulfill the final $3 million of the $9 million of purchase orders from Schein with the iLase system.  This prepaid purchase order gives Schein certain rights and priority of delivery.  Some critical components have long lead times and require orders to be placed months in advance.  Schein informed the Company that it was changing its order from iLase systems to a combination of the Waterlase iPlus™ and, to a lesser extent, the ezlase™, on April 28, 2011, well after the start of the second quarter.

Pignatelli added, “The change in the purchase order was within Schein’s contractual rights, but it came a month into the quarter and created a considerable amount of stress on our supply chain and unfortunately a certain number of critical components did not arrive in time to allow the shipment of product by the end of the quarter.  We expect to ship the final portion by the end of July, well before the contractual due date of August 25, 2011.

“Orders for the iPlus remain strong and the Company is experiencing a substantial increase in its adoption by new users of the Waterlase technology,” Pignatelli concluded.

Fred Furry, CFO, said, “The supply chain issues that developed due to the financial condition of the Company in 2010 are still affecting BIOLASE, but we are rapidly making progress.  We are assessing our vendor relationships, identifying alternative sources and, when appropriate, acquiring safety stock for our specialty and critical components.  We also hired Richard Whipp as our Director of Operations on July 1, 2011, and believe that his experience with lean manufacturing and supply chain management will make an immediate positive impact on our supply chain and production flow.”

The Company will provide additional details as well as an update on the positive initiatives for the second half of the year on a quarterly conference call and webcast when it reports full financial results in August.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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